UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                     Commission File No. 0-10039

(X) Form 10-KSB  ( ) Form 20-F  ( ) Form 11-K  ( ) Form 10-QSB  ( ) Form N-SAR
                      For Period Ended: December 31, 2003

( ) Transition Report on Form 10-K        ( ) Transition Report on Form 20-F
( ) Transition Report on Form 11-K        ( ) Transition Report on Form 10-Q
( ) Transition Report on Form N-SAR

          For the Transition Period Ended:

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Items to which the notification relates:

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Part I -Registrant Information

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Full Name of Registrant:                        eB2B Commerce, Inc.
Former Name if Applicable:
Address of Principal Executive Office:          757 Third Avenue
                                                New York, New York 10018
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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)[X]

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why the Form 10-KSB, 20-F, 11-K,
10-QSB, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant is unable to file its Annual Report (the "Annual Report") on Form 10-KSB for its fiscal year ended December 31, 2003 by the prescribed date of March 31, 2004 without unreasonable effort or expense because not all of the necessary information is available for the preparation of its financial statements. The registrant is requesting additional time through this Notification of Late Filing to be able to accumulate and report accurate financial information and finalize its financial statements. The registrant intends to file the Annual Report on or prior to the prescribed extended date.

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Part IV - Other Information

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          (1)  Name and telephone number of person to contact in regard to this notification

                                Richard S. Cohan
                                 (212) 477-1700

          (2)  Have all other periodic reports required under Section 13 or 15
(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                 (X) Yes ( ) No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 ( ) Yes (X) No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               eB2B COMMERCE, INC.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 30, 2004                    By: /s/ Richard S. Cohan
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                                            Richard S. Cohan,
                                            Chairman and Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C.1001)

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